EXHIBIT 99.1
ABM INDUSTRIES ANNOUNCES SECOND QUARTER FISCAL
2007 FINANCIAL RESULTS
Company Achieves Second Quarter Record Net Income of $16.7 Million
Up 60.9% on Sales of $697.9 Million
Company Increases its 2007 Fiscal Year Net Income Guidance
SAN FRANCISCO—June 5, 2007—ABM Industries Incorporated (NYSE:ABM), a leading facility services contractor in the United States, today reported net income for the second quarter of fiscal 2007 of $16.7 million ($0.33 per diluted share), up 60.9%, compared to $10.4 million ($0.21 per diluted share) for the prior year second quarter.
Sales and other income for the second quarter of fiscal 2007 were $697.9 million, up 5.7% from $660.1 million in the second quarter of fiscal 2006.
“We are very pleased with our second quarter financial performance, which was at the high end of our expectations,” commented Henrik Slipsager, ABM’s president and chief executive officer. “Our focus on key strategic initiatives resulted in new business and the expansion of services to existing customers across the country. We experienced an increase in sales across all of our segments and achieved an organic growth rate of 4.6% for the second quarter of 2007. During the quarter, we also purchased the assets of HealthCare Parking Systems of America (HPSA), which provides an important and strategic expansion into the growing healthcare segment of the parking industry.”
Mr. Slipsager continued, “Despite a $7.1 million cash outlay for HPSA, we ended the second quarter with approximately $99 million in cash and cash equivalents, approximately $345 million in working capital and no debt. In addition to our strong financial position, our breadth of services and talented pool of employees are the main drivers for our continued growth and we believe that these aspects of our business have positioned ABM to continue to expand its leadership position in facility services. In addition, in fiscal 2007, we are taking actions to increase operating efficiencies, including the establishment of a Shared Services Center consolidating certain back office functions in Houston, Texas.”
The net income of $16.7 million for second quarter of 2007, which as previously announced, includes a $5.0 million ($3.0 million after-tax) gain from the sale of an airport parking garage lease, partially offset by $1.9 million ($1.2 million after-tax) of additional share-based compensation expense due to the acceleration of price vested employee stock options. The second quarter of 2006 included an additional $2.4 million ($1.5 million after-tax) of professional fees for the Audit Committee’s independent investigation of 2005 accounting at Security Services of America (SSA), a Company subsidiary.

The Company reported net income during the six months ended April 30, 2007 of $25.4 million ($0.51 per diluted share) on sales of $1.4 billion, compared to $14.4 million ($0.29 per diluted share) on sales of $1.3 billion for the same period last year.
Guidance
The Company expects net income for the third quarter to be $0.25 to $0.29 per diluted share. The Company’s net income for the third quarter of 2006 of $0.35 per diluted share included $7.9 million ($4.8 million after-tax or $0.10 per diluted share) of favorable development to the beginning of the period insurance reserves. The Company is increasing its fiscal 2007 guidance of net income to $1.05 to $1.10 per diluted share, which includes a $0.02 per diluted share impact from the increase in shares outstanding as a result of recent exercises of employee stock options and $0.03 per diluted share for certain costs associated with the Company’s implementation of new IT systems.
Conference Call
On Wednesday, June 6, 2007 at 6:00 a.m. (PT), ABM will host a live webcast of remarks by President and Chief Executive Officer Henrik C. Slipsager, and Executive Vice President and Chief Financial Officer George B. Sundby. The webcast will be accessible at http://www.irconnect.com/primecast/07/q2/abm2q2007.html. Listeners are asked to be online at least fifteen minutes early to register, as well as to download and install any complimentary audio software that might be required. Following the call, the webcast will be available at this URL for a period of three months.
In addition to the webcast, a limited number of toll-free telephone lines will also be available for listeners who are among the first to call 800-524-4293 within fifteen minutes before the event. Telephonic replays will be accessible during the period from two hours to seven days after the call by dialing 800-642-1687, and then entering ID #2896077.
About ABM Industries
ABM Industries Incorporated (NYSE:ABM) is among the largest facility services contractors listed on the New York Stock Exchange. With fiscal 2006 revenues in excess of $2.7 billion and more than 75,000 employees, ABM provides janitorial, parking, security, engineering and lighting services for thousands of commercial, industrial, institutional and retail facilities in hundreds of cities across the United States and British Columbia, Canada. The ABM Family of Services includes ABM Janitorial; Ampco System Parking; ABM Security Services; ABM Facility Services; ABM Engineering; and Amtech Lighting Services.

Cautionary Statement Under the Private Securities Litigation Reform Act of 1995.
This press release contains forward-looking statements that set forth management’s anticipated results based on management’s plans and assumptions. Any number of factors could cause the Company’s actual results to differ materially from those anticipated. These risks and uncertainties include, but are not limited to: (1) inadequate technology systems that cannot support the growth of the business; (2) transition to a Shared Services Center could create disruption in functions affected; (3) a change in the frequency or severity of claims against the Company, a deterioration in claims management, the cancellation or non-renewal of the Company’s primary insurance policies or a change in our customers’ insurance needs; (4) a change in estimated claims costs that causes an unanticipated change in insurance reserves; (5) acquisition activity slows or is unsuccessful; (6) labor disputes that lead to a loss of sales or expense variations; (7) a decline in commercial office building occupancy and rental rates lowers sales and profitability; (8) financial difficulties or bankruptcy of a major customer; (9) the loss of long-term customers; (10) intense competition that lowers revenue or reduces margins; (11) an increase in costs that the Company cannot pass on to customers; (12) natural disasters or acts of terrorism that disrupt the Company in providing services; (13) significant accounting and other control costs that reduce the Company’s profitability; and (14) other issues and uncertainties that may include: unanticipated adverse jury determinations, judicial rulings or other developments in litigation to which the Company is subject, new accounting pronouncements or changes in accounting policies, changes in U.S. immigration law that raise the Company’s administration costs, labor shortages that adversely affect the Company’s ability to employ entry level personnel, legislation or other governmental action that detrimentally impacts the Company’s expenses or reduces sales by adversely affecting the Company’s customers, a reduction or revocation of the Company’s line of credit that increases interest expense and the cost of capital, low levels of capital investments by customers, which tend to be cyclical in nature, that adversely impact the results of the Company’s Lighting segment; and the resignation, termination, death or disability of one or more of the Company’s key executives that adversely affects customer retention or day-to-day management of the Company. Additional information regarding these and other risks and uncertainties the Company faces is contained in the Company’s Annual Report on Form 10-K and in other reports it files from time to time with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.
ABM Industries Incorporated
George B. Sundby
Executive Vice President and
Chief Financial Officer
(415) 733-4000

Financial Schedules
GAAP Basis
(In thousands, except per share data)
BALANCE SHEET SUMMARY

	April 30,	October 31,
	2007	2006

	(UNAUDITED)
Assets
Cash and cash equivalents	$98,685	$134,001
Trade accounts receivable, net	376,160	383,977
Other current assets	136,446	113,763

Total current assets	611,291	631,741
Goodwill, net	253,794	247,888
Other intangible assets, net	25,542	23,881
All other assets	115,552	112,764

Total assets	$1,006,179	$1,016,274

Liabilities
Current liabilities	$266,688	$319,285
Non-current liabilities	157,688	155,742

Total liabilities	424,376	475,027
Stockholders’ Equity	581,803	541,247

Total liabilities and stockholders’ equity	$1,006,179	$1,016,274

SELECTED CASH FLOW INFORMATION (UNAUDITED)

	Three Months Ended April 30,
	2007	2006

Net Cash Provided By Operating Activities	$7,044	$14,368

Net Cash Used In Investing Activities	$(9,354)	$(4,704)

Common stock issued	$16,293	$2,610
Stock buyback	—	(13,942)
Dividends paid	(5,963)	(5,421)

Net Cash Provided By (Used In) Financing Activities	$10,330	$(16,753)

	Six Months Ended April 30,
	2007	2006

Net Cash (Used In) Provided by Operating Activities	$(28,965)	$2,452

Net Cash Used In Investing Activities	$(15,101)	$(15,524)

Common stock issued	$20,568	$6,057
Stock buyback	—	(13,942)
Dividends paid	(11,818)	(10,830)

Net Cash Provided By (Used In) Financing Activities	$8,750	$(18,715)

INCOME STATEMENT (UNAUDITED)

	Three Months Ended April 30,		Increase
	2007	2006	(Decrease)

Revenues
Sales and other income	$697,851	$660,108	5.7%
Expenses
Operating expenses and cost of goods sold	619,313	592,322	4.6%
Selling, general and administrative	51,601	49,530	4.2%
Amortization of intangible assets	1,331	1,493	(10.9)%
Interest	109	121	(9.9)%

Total expenses	672,354	643,466	4.5%

Income before income taxes	25,497	16,642	53.2%
Income taxes	8,775	6,250	40.4%

Net Income	$16,722	$10,392	60.9%

Net Income Per Common Share
Basic	$0.34	$0.21	61.9%
Diluted	$0.33	$0.21	57.1%
Average Common And Common Equivalent Shares
Basic	49,385	49,226	0.3%
Diluted	50,754	49,812	1.9%
Dividends Declared Per Common Share	$0.12	$0.11	9.1%

	Six Months Ended April 30,		Increase
	2007	2006	(Decrease)

Revenues
Sales and other income	$1,401,400	$1,326,709	5.6%
Expenses
Operating expenses and cost of goods sold	1,249,418	1,198,498	4.2%
Selling, general and administrative	110,214	102,423	7.6%
Amortization of intangible assets	2,671	3,071	(13.0)%
Interest	242	244	(0.8)%

Total expenses	1,362,545	1,304,236	4.5%

Income before income taxes	38,855	22,473	72.9%
Income taxes	13,429	8,091	66.0%

Net Income	$25,426	$14,382	76.8%

Net Income Per Common Share
Basic	$0.52	$0.29	79.3%
Diluted	$0.51	$0.29	75.9%
Average Common And Common Equivalent Shares
Basic	49,075	49,205	(0.3)%
Diluted	50,245	49,949	0.6%
Dividends Declared Per Common Share	$0.24	$0.22	9.1%

SALES AND OPERATING PROFIT BY SEGMENT (UNAUDITED)

	Three Months Ended April 30,			Increase
	2007		2006	(Decrease)

Sales and Other Income
Janitorial	$399,518		$382,604	4.4%
Parking	118,521		106,063	11.7%
Security	77,549		75,278	3.0%
Engineering	72,044		68,101	5.8%
Lighting	28,923		27,248	6.1%
Corporate	1,296		814	59.2%

	$697,851		$660,108	5.7%

Operating Profit
Janitorial	$23,758		$20,959	13.4%
Parking	7,967		3,011	164.6%
Security	(434	)(1)	287	—
Engineering	2,896		3,762	(23.0)%
Lighting	590		249	136.9%
Corporate expenses	(9,171	)(2)	(11,505)	(20.3)%

Operating Profit	25,606		16,763	52.8%
Interest expense	(109)		(121)	(9.9)%

Income before income taxes	$25,497		$16,642	53.2%

(1) Includes litigation settlement expense of $1,703.

(2) Includes a $1,370 reduction in a litigation loss provision, which was recorded in the first quarter of 2007, that arose from settlement of a lawsuit affecting the Security segment.

	Six Months Ended April 30,		Increase
	2007	2006	(Decrease)

Sales and Other Income
Janitorial	$799,744	$768,958	4.0%
Parking	233,327	211,784	10.2%
Security	158,367	153,574	3.1%
Engineering	146,822	135,040	8.7%
Lighting	59,980	56,144	6.8%
Corporate	3,160	1,209	161.4%

	$1,401,400	$1,326,709	5.6%

Operating Profit
Janitorial	$40,600	$35,655	13.9%
Parking	11,007	4,650	136.7%
Security	666 (1)	462	44.2%
Engineering	5,970	6,950	(14.1)%
Lighting	1,265	584	116.6%
Corporate expenses	(20,411)	(25,584)	(20.2)%

Operating Profit	39,097	22,717	72.1%
Interest expense	(242)	(244)	(0.8)%

Income before income taxes	$38,855	$22,473	72.9%

(1) Includes litigation settlement expense of $1,703.